EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Media Contacts:
D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Katie Brazel Fleishman Hillard Phone: 404-739-0150

CryoLife Provides Additional Comments on Exchange and Service Agreement with Regeneration Technologies

CryoLife expects transaction to be accretive to 2007 earnings

ATLANTA…(December 20, 2006)…CryoLife, Inc., (NYSE: CRY), a biomaterials and biosurgical device company, is providing additional information regarding the exchange and service agreement with Regeneration Technologies (RTI) (Nasdaq: RTIX) announced yesterday.

As a result of this transaction, the Company expects an initial economic benefit of up to $2 million on an annual basis, a portion of which will be reinvested into the execution of its recently announced strategy. Management expects higher gross margins and an accretive impact on 2007 earnings resulting from more efficient tissue recovery and processing, and from a sharpened focus on its cardiovascular business, including the leveraging of the Company’s direct cardiovascular distribution network.

“This agreement is another step in the implementation of our recently completed strategic review and further strengthens our financial position as we head into 2007,” said Steven G. Anderson, president and chief executive officer, CryoLife, Inc. Mr. Anderson added, “We will continue to execute on our strategic plan and look for opportunities to create value for our shareholders.”

The Company expects to record non-recurring, non-cash charges and benefits during the fourth quarter of 2006 related to inventory impairments and the exchange of intangible assets, including non-competition agreements and customer lists. These charges and benefits may be significant. The Company is in the process of finalizing the accounting for the transaction. The Company currently plans to release its 2006 fourth quarter and year-end financial results in late-February of 2007, and expects to provide more financial guidance regarding this agreement at that time.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 11:00 a.m. Eastern Time, December 20, 2006, to discuss this transaction, followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8261 a few minutes prior to 11:00 a.m. A replay of the teleconference will be available December 20-27, 2006 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 224239.

The live webcast and replay, as well as a copy of this press release, can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair. The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community. For additional information about the company, visit CryoLife’s Web site:   http://www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes, including statements regarding the expected impact of the exchange and service agreement, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the impact of the exchange and service agreement may not have some or all of the positive benefits anticipated, that sources of cardiovascular and vascular tissue procurement for RTI may choose not to make that tissue available to the Company or may not be able to meet the Company’s tissue processing standards, that expected cost savings and synergies may not occur when and as anticipated, that the anticipated impact of the agreement on the company’s financial statements and the significance of any charges or benefits are still under review, are subject to the Company’s year end audit, and could change materially, that the Company's recently announced strategic directives may not generate anticipated revenue and earnings growth, the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company's SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not improve, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, efforts by existing stockholders or others to gain influence or control over CryoLife may divert management's attention from the Company's operational recovery or otherwise be detrimental to the interests of the other stockholders, existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

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